EXHIBIT 99.1

          ADVO Expands Advertising Programs in Major Markets

    WINDSOR, Conn.--(BUSINESS WIRE)--Aug. 23, 2004--ADVO, Inc. (NYSE:
AD) announced today it is investing in the expansion of its advertising programs in three major markets this quarter in response to client demand from several of the nation's leading retailers. The Company will begin a full-market weekend shared advertising program in Southern California, providing advertisers access to 7.2 million homes (including Los Angeles, San Diego, Santa Barbara, and Bakersfield). This new program will be in addition to the Company's existing mid-week program in Southern California. The Company will also begin a second shared advertising program in Pittsburgh-Youngstown, covering
1.3 million homes mid-week in addition to its existing weekend program in this market. Additionally, the Company will double the frequency of its advertising program in Raleigh-Durham, from bi-weekly to weekly.
    These programs make ADVO's targeted advertising capabilities available to a broad range of new advertisers and provide retailers access to consumers with increasing frequency. The Company also announced that due to continuing double-digit growth in Southern California, and significant volumes expected in the new weekend program, the Company has opened a second facility in Los Angeles to fulfill the incremental demand, creating over 100 new jobs.
    Bobbie Gaunt, ADVO's Interim CEO, stated, "The establishment of these programs represents a continuation of investments in our future as we increase the reach and frequency of our in-home delivery network in support of major client growth opportunities. Through our Breakout Growth strategy, our sales and marketing teams have secured business commitments with major retailers to anchor these new programs, and have gained additional business from these retailers in other markets."
    Ms. Gaunt continued, "Even though at this time the economy appears to be in a state of some uncertainty, at ADVO we are certain that our Breakout Growth strategy is the right course and are committed to continuing our investments in new programs such as those we have announced today. In fiscal 2005, these new growth platforms, in addition to our strong core business momentum, give us confidence in our ability to achieve total revenue growth in the range of 9-11% for the full-year. Including the investments required to establish these new programs, we expect full-year fiscal 2005 E.P.S. in the range of $1.80-1.85, with our core programs continuing to deliver strong profit results and fund our new growth platforms. We expect a modest impact to profit in fiscal 2004, primarily driven by additional distribution expense and new program start-up costs, and are therefore revising our fiscal 2004 E.P.S. expectations to be approximately $1.70, excluding charges in our first and third quarters of $0.03 and $0.08, respectively."
    This report contains certain forward looking statements regarding the Company's results of operations and financial position within the meaning of Sections 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements are based on current information and expectations and are subject to risks and uncertainties which could cause the Company's actual results to differ materially from those in the forward looking statements. The Company's business is promotional in nature, and ADVO serves its clients on a "just in time" basis. As a result, fluctuations in the amount, timing, pages, weight, and kinds of advertising pieces can vary significantly from week to week, depending on its customers' promotional needs, inventories, and other factors. In any particular quarter these transactional fluctuations are difficult to predict, and can materially affect the Company's revenue and profit results. The Company's business contains additional risks and uncertainties which include, but are not limited to: general changes in customer demand and pricing; the possibility of consolidation in the retail sector; the impact of economic or political conditions on advertising spending and the Company's distribution system; postal and paper prices; possible governmental regulation or legislation affecting aspects of the Company's business; the efficiencies achieved with technology upgrades; the amount of shares the Company repurchases in the future under its buyback program; fluctuations in interest rates related to the outstanding debt; and other general economic factors.
    ADVO, Inc. (NYSE: AD) is the largest targeted in-home print advertising company in the United States, with annual revenues of $1.2 billion. The Company's shared mail advertising programs reach, on average, 67 million US households weekly, and 112 million households monthly. This includes its core ShopWise(TM) branded programs, and the reach of its ADVO National Network Extension (A.N.N.E.) program. Additionally, the Company's SuperCoups(R) advertising solutions provide targeted advertising for local neighborhood businesses. ADVO launched the America's Looking For Its Missing Children(R) program in partnership with the National Center for Missing & Exploited Children and the United States Postal Service in 1985, and ADVO's missing child cards are responsible for safely recovering 131 children. ADVO has 23 mail processing facilities and 34 sales offices nationwide and in Canada. ADVO's corporate headquarters are located at One Targeting Centre, Windsor, Connecticut 06095, and the Company can be visited at its Web site at www.advo.com.

    CONTACT: ADVO, Inc.
             Chris Hutter, 860-285-6424
             Vice President, FP&A, Investor Relations and Treasurer